                                                  EXHIBIT 10(i)-3
K N LETTERHEAD
                                             K N Gas Supply Services, Inc.
                                             P.O. Box 281304
                                             Lakewood, CO 80228-8304
                                             (303) 989-1740

December 8, 1994


Plains Petroleum Operating Company
12596 West Bayaud Avenue, Suite 400
Lakewood, CO  80228

Attn:          Robert W. Wagner, Vice President

Re:       Gas Purchase Contract, Dated April 20, 1984, as Amended (Contract P-
          1090)

Dear Bob:

Plains Petroleum Operating Company ("Plains") and K N Gas Supply Services, Inc. ("KNGSS"), as the successor-in-interest to K N Energy, Inc., are parties to that certain Gas Purchase Contract, dated April 20, 1984, as amended, hereinafter referred to as "Contract P-1090". The purpose of this Letter Agreement is to set forth Plains' and KNGSS' agreement as to the quantity of gas to be purchased and the redetermined prices to be paid by KNGSS during calendar year 1995 under Contract P-1090. The agreement is as follows:

     (1) The Parties have redetermined the prices for calendar year 1995 at volumetric levels. Tier I shall be a fixed monthly price applicable to a specified monthly volume of gas. Tier II shall be an indexed monthly price applicable to the volume of gas determined by subtracting the Tier I specified monthly volume for the month from the total MMBtu delivered to KNGSS for the month. The redetermined Tier I and II prices are inclusive of reimbursement for all taxes and royalties.

     (2) The Tier I and Tier II volume and prices for calendar year 1995 are set forth below.

                            TIER I VOLUME AND PRICES

     Calendar Year 1995            Monthly Volume      Wellhead Prices
          Month                       (TBTU)(1)          ($/MMBtu)(2)
          Jan.                          1.57                $2.14
          Feb.                          1.41                 1.74
          Mar.                          1.54                 1.74
          Apr.                          1.20                 1.60
          May                           1.20                 1.60
          Jun.                          1.20                 1.60
          Jul.                          1.20                 1.60
          Aug.                          1.20                 1.60
          Sept.                         1.20                 1.60
          Oct.                          0.97                 1.74
          Nov.                          1.71                 2.14
          Dec.                          1.60                 2.14
                                       -----                -----
                 Total Tier I Vol.      16.0

--------------------------
     (1) ONE TRILLION BTU AT 14.78 PPIS
     (2) ONE MILLION BTU AT 14.79 PPIS

                            TIER II VOLUME AND PRICES

The volume of gas determined by subtracting the Tier I specified monthly volume for the month from the total MMBtu delivered to KNGSS for the month shall be priced at the arithmetical average of the first of the month index prices published by Inside FERC, GAS MARKET REPORT for Panhandle Eastern Pipeline Company (Texas, Oklahoma), Williams Natural Gas Company (Texas, Oklahoma, Kansas) and Northern Natural Gas Company (Texas, Oklahoma, Kansas); less $0.294 per MMBtu gathering fee plus applicable fuel; less K N Interstate Gas Transmission Co. ("KNI") PA-1 receipt to PA-1 delivery transportation rate plus applicable mainline fuel; plus a premium of $0.02 per MMBtu.

     (3) The first gas through each meter shall be considered Tier I volume, then Tier II volumes.

     (4) During calendar year 1995, gas which flows south through the valve identified below to the Panhandle Eastern Pipeline Company ("PEPC") Grant County No. 2 Interconnect, not to exceed a total volume of 3 TBTU, is hereby released from Contract P-1090 and may be marketed by Plains to other purchasers. To accommodate Plains' marketing of the released gas, K N Gas Gathering, Inc. ("KNGG") does hereby agree to amend the prior Letter Agreement, dated April 18, 1994, entered into between Plains and KNGG to operate the valve, as identified therein, to cause released gas delivered into KNGG's gathering line from the wells identified in the Letter Agreement to flow south to the interconnect between the facilities of KNGG and PEPC at the Grant County, Kansas, No. 2 Interconnect. The Letter Agreement is hereby amended to provide that the term thereof is extended through December 31, 1995 and the gathering rate shall be $0.294 per MMBtu plus applicable fuel. Plains obligates itself to move its P-1090 gas released at the $0.294 per MMBtu plus fuel rate under its Gas Gathering Agreement(s) with KNGG (Contract Nos. 56012 or 64010). KNGG will consider Plains' requests, from time-to-time, for discounted gathering fees and such released gas in keeping with gathering fees charged to other similarly situated producers in the field. In the event Plains delivers to KNGSS on any day a volume of gas in excess of 65,000 MMBtu per day, then such excess gas will be purchased by KNGSS at the Tier II applicable prices.

     (5) To the extent that KNGSS incurs any deficient purchases under Contract P-1090 for calendar year 1995 (i.e. fails to purchase during calendar year 1995 at least 16.0 TBTU), any deficiency payments to be made by KNGSS to Plains shall be calculated on the basis of the Tier I prices in effect the month the deficiency was incurred under Contract P-1090.

     (6) The redetermined Tier I and Tier II volumes and prices for the specific months of calendar year 1995 will be effective for the same months for subsequent calendar years until the effective date of any subsequent price redetermination requested by either party pursuant to Article IV, Section 4 of Contract P-1090, as amended, or established by arbitration.

     (7) Except as specifically provided for above, all other terms and conditions of Contract P-1090 shall remain in full force and effect.

     (8) Plains' press release announcing the 1995 price/volume agreement for Contract P-1090 shall be in the form previously provided by Plains to KNGSS.

If the foregoing reflects Plains' understanding of the Agreement reached between Plains and KNGSS, please so indicate by having Plains properly execute three copies of this Letter Agreement in space provided below and return executed copies to both KNGSS and KNGG. KNGG has executed this Letter Agreement only insofar as required to reflect its agreement to amend the prior Letter Agreement, dated April 20, 1994 as provided for in Paragraph (4) above.

Very truly yours,                          Very truly yours,

K N GAS SUPPLY SERVICES, INC.              K N GAS GATHERING, INC.


/s/ Wesley Haun                            /s/ John N. DiNardo
---------------                            -------------------
S. Wesley Haun                             John N. DiNardo
Vice President                             Vice President

     ACCEPTED AND AGREED to this 8th day of December, 1994 by Plains Petroleum Operating Company.

By:  /s/ R. W. Wagner
   --------------------------
     R. W. Wagner
     Vice President